EXHIBIT 4.3
                              CONSULTING AGREEMENT

AGREEMENT MADE THIS 13TH DAY OF JANUARY, 2004, BY AND BETWEEN JOHN P. NEFF., AN INDIVIDUAL WHOSE PRIMARY PLACE OF BUSINESS IS 175 CROWN POINT CIR., LONGWOOD, FLORIDA 32779 ("JPN"), AND ZKID NETWORK., A CORPORATION WITH PRINCIPAL OFFICES AT 1954 1ST AVENUE, SUITE 169, HIGHLAND PARK, IL 60035 (THE CLIENT).

                                   WITNESSETH

WHEREAS, THE CLIENT IS A CORPORATION THAT REQUIRES THE DEVELOPMENT OF A COMPREHENSIVE COMPUTER PROGRAM (THE "SYSTEM") MORE FULLY DESCRIBED IN EXHIBIT A. AND REQUIRES THE ON GOING MAINTENANCE AND CONTENT UPDATES TO THIS SYSTEM. AND,

WHEREAS, JPN REPRESENTS THAT HE IS KNOWLEDGEABLE AND EXPERIENCED IN SETTING UP SUCH SYSTEMS AND MANAGING AND OVERSEEING SUBCONTRACTORS TO COMPLETE VARIOUS COMPONENTS OF THE OVERALL SYSTEM, SETTING UP BENCHMARKS, PROVIDING TESTING, AND SETTING SPECIFICATIONS, AND IS WILLING AND CAPABLE OF PERFORMING SAME FOR THE CLIENT.

NOW THEREFORE, BY REASON OF THESE PREMISES AND IN CONSIDERATION OF THE MUTUAL COVENANTS HEREINAFTER SET FORTH, THE PARTIES HERETO AGREE AS FOLLOWS:

1. APPOINTMENT OF JPN:

     1.1. THE CLIENT HEREBY APPOINTS JPN , TO PROVIDE THE SERVICES (MORE FULLY DESCRIBED IN EXHIBIT A AND MADE A PART OF THIS AGREEMENT) UNDER THE TERMS AND CONDITIONS SET FORTH HEREIN FOR A PERIOD OF TWELVE (12) MONTHS, WHICH WILL AUTOMATICALLY BE EXTENDED FOR AN ADDITIONAL TWELVE (12) MONTHS UNLESS TERMINATED UNDER THE TERMS SET FORTH BELOW IN SECTION 4.0 TERMINATION.

     1.2. IF FOR ANY REASON THE CLIENT IS NOT ABLE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, JPN SHALL BILL FOR AND BE PAID FOR ITS TIME AND EXPENSES TO THAT POINT AND THIS AGREEMENT WILL BE TERMINATED, HOWEVER, ANY RESIDUAL COMPENSATION DUE TO SALES SHALL CONTINUE AS SET FORTH IN PER PARAGRAPH 2.2 BELOW. ANY OUT-OF-POCKET EXPENSE ARE DUE UPON SUBMITTAL OF INVOICE.

     1.3. JPN AGREES TO DEVOTE THE TIME, ATTENTION, KNOWLEDGE, AND SKILL NECESSARY TO CARRY OUT ITS RESPONSIBILITY AS IT PERTAINS TO THE WORK ENCOMPASSED IN EXHIBIT A ("SERVICES") OF THIS AGREEMENT.

2. COMPENSATION:

     2.1.1. THE COMPENSATION TO BE PAID BY THE CLIENT UNDER THIS AGREEMENT SHALL BE PAID TO JPN AT A RATE OF TWO HUNDRED AND FIFTY DOLLARS ($250.00) PER HOUR.

     2.1.2. PAYMENTS SHALL BE DEDUCTED AGAINST A RETAINER THAT WILL INITIALLY BE FUNDED BY CASH OR S-8 STOCK OF THE CLIENT VALUED AT FIFTEEN THOUSAND DOLLARS AND CLIENT WILL BE NOTIFIED BY JPN BI-MONTHLY AS TO THE WORK PERFORMED AND THE BALANCE OF THE RETAINER.

3. CONFIDENTIALITY:

     3.1. BOTH JPN AND THE CLIENT AGREE THAT IT WILL NOT AT ANY TIME, OR IN ANY FASHION OR MANNER DIVULGE, DISCLOSE OR OTHERWISE COMMUNICATE TO ANY PERSON OR CORPORATION, IN ANY MANNER WHATSOEVER, ANY INFORMATION OF ANY KIND, NATURE, OR DESCRIPTION CONCERNING ANY MATTERS AFFECTING OR RELATING TO THE BUSINESS OF EACH OTHERS COMPANY. THIS INCLUDES ITS METHOD OF OPERATION, OR ITS PLANS, ITS PROCESSES, OR OTHER DATA OF ANY KIND OR NATURE THAT THEY KNOW, OR SHOULD HAVE KNOWN, IS CONFIDENTIAL AND NOT ALREADY INFORMATION THAT RESIDES IN THE PUBLIC DOMAIN.

     3.2. BOTH THE CLIENT AND JPN EXPRESSLY AGREE THAT CONFIDENTIALITY OF THESE MATTERS IS EXTREMELY IMPORTANT AND GRAVELY AFFECT THE SUCCESSFUL CONDUCT OF BUSINESS OF EACH COMPANY, AND ITS GOODWILL, AND THAT ANY BREACH OF THE TERMS OF THIS SECTION IS A MATERIAL BREACH OF THIS AGREEMENT.

4. TERMINATION:

     4.1. THE CLIENT AND/OR JPN HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AT ANY TIME WITH 30 DAYS WRITTEN NOTICE FOR CAUSE, ON THE BASIS OF THE OTHER'S INCOMPETENCE, MISCONDUCT, INATTENTION TO BUSINESS, OR NONCOMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT.

     4.2. THIS AGREEMENT MAY ALSO BE TERMINATED BY THE MUTUAL AGREEMENT OF THE PARTIES, OR AFTER THE INITIAL TERM BY EITHER PARTY BUT MAY NOT BE TERMINATED ARBITRARILY BY THE CLIENT. REGARDLESS OF THE REASON OF TERMINATION OF THIS AGREEMENT, THE CLIENT AND JPN AGREES TO CONTINUE TO OBSERVE THE TERMS AND CONDITIONS OF SECTION 2 AND 4 OF THIS AGREEMENT, AND THE CLIENT AGREES TO PAY JPN ALL MONIES OWED.

5. ENTIRE AGREEMENT:

     5.1. THIS WRITTEN AGREEMENT CONTAINS THE SOLE AND ENTIRE AGREEMENT BETWEEN THE PARTIES. IT SUPERSEDES ANY AND ALL OTHER AGREEMENTS BY AND BETWEEN THE PARTIES. THE PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER HAS MADE ANY REPRESENTATION WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR INDUCED IN ANY WAY THE EXECUTION AND DELIVERY OF THIS AGREEMENT EXCEPT AS EXPRESSLY STATED IN THE TERMS OF THIS AGREEMENT. THE PARTIES FURTHER ACKNOWLEDGE THAT ANY PREVIOUS STATEMENTS OR REPRESENTATIONS MADE BY EITHER PARTY TO THE OTHER ARE NOW NULL AND VOID AND OF NO EFFECT.

6. ARBITRATION:

     6.1. IT IS AGREED BY THE PARTIES THAT DISPUTES ARISING OUT OF THE EXECUTION OR INTERPRETATION OF THIS AGREEMENT SHALL BE ARBITRATED UNDER THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION WITH MEETINGS HELD IN ORLANDO, FL. IF LEGAL ACTION IS TAKEN TO ENFORCE THIS AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE ATTORNEY FEES, INTEREST, IF APPLICABLE, PLUS ARBITRATION COST FOR THE EXPENSE OF COLLECTION OR DEFENSE OF THE ACTION AT THE DISCRETION OF THE ARBITRATOR(S).

7. JURISDICTION:

     7.1. THIS AGREEMENT SHALL BE DEEMED EXECUTED IN THE STATE OF FLORIDA AND SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.


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                                E X H I B I T  A
                               (GENERAL SERVICES)


THIS EXHIBIT IS A PART OF AN AGREEMENT THIS 13TH DAY OF JANUARY, 2004, BY AND BETWEEN JOHN P. NEFF., AN INDIVIDUAL WHOSE PRIMARY PLACE OF BUSINESS IS 175 CROWN POINT CIR., LONGWOOD, FLORIDA 32779 ("JPN"), AND ZKID NETWORK., A CORPORATION WITH PRINCIPAL OFFICES AT 1954 1ST AVENUE, SUITE 169, HIGHLAND PARK, IL 60035 (THE CLIENT).

SERVICES TO BE PROVIDED:

THE SERVICES LISTED BELOW ARE AVAILABLE TO THE CLIENT DURING THE TERM OF THIS AGREEMENT AND MSI WILL WORK CLOSELY WITH THE CLIENT TO SET PRIORITIES AND OBJECTIVES TO BE ACCOMPLISHED DURING THIS ENGAGEMENT.

     A) ASSIST IN OVERSEEING SOFTWARE CONTRACTORS OF THE CLIENT. INCLUDING ANY RE-CREATION OF ITS CORPORATE WEBSITE.

     B) GENERAL BUSINESS CONSULTING (ANSWERING QUESTIONS, GIVING ADVISE, INTRODUCTIONS, ETC.) AS REQUIRED

     C) LAYOUT TIME AND ACTION LINE TO ACHIEVE CLIENT'S OBJECTIVES

     D) ANALYZE, EVALUATE AND DO PRELIMINARY DUE DILIGENCE ON ANY
        MERGER/ACQUISITION CANDIDATES AS REQUIRED.

CLIENT                                   JOHN NEFF

/S/ JOHN DARMSTADTER                     /S/ JOHN NEFF
----------------------                   ---------------
JOHN DARMSTADTER                             JOHN NEFF
ZKID NETWORK COMPANY